REVOLVING LOAN AGREEMENT

THIS REVOLVING LOAN AGREEMENT (this “Loan Agreement”) is made this   6th day of June, 2008, by and among Dancing Bear Investments, Inc., a Florida corporation (the “Lender”), theglobe.com, inc., a Delaware corporation (the “Borrower”); and Chips & Bits, Inc., a Vermont corporation (“Chips”), Strategy Plus, Inc., a Vermont corporation (“Strategy”), tglo.com, inc., a Delaware corporation (“tglo”), Tralliance Partners International, Corp., a Delaware corporation (“TPI”), Tralliance Corporation, a New York corporation (“Tralliance”) and Direct Partner Telecom, Inc., a Florida corporation (“Direct” and together with Chips, Strategy, tglo, TPI and Tralliance, the “Guarantors” and each a “Guarantor,” and together with the Borrower, the “Grantors”).

WITNESSETH:

WHEREAS, the Lender is willing to make a revolving loan to Borrower in an amount of up to $500,000 (the “Loan”) on the terms and conditions and on the security hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises, conditions, representations and warranties hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section I.1 Definitions

As used in this Loan Agreement, the Exhibits and Schedules attached hereto, if any, and any Loan Document executed incidental thereto, the following terms shall have the following meanings unless the context otherwise requires:

“Agreement” shall mean this Loan Agreement, as the same may be amended, supplemented or otherwise modified from time to time by an agreement in writing signed by the Borrower and the Lender.

“Closing Date” shall mean the date on which the Loan Agreement and all related documents have been executed.

“Collateral” shall have the meaning set forth in the Security Agreement attached hereto as Exhibit “B”.

“Future Advance” shall have the meaning set forth in Section 2.2 hereof.

“Generally Accepted Accounting Principles” or “GAAP” shall mean those principles of accounting set forth in Opinions of the Financial Accounting Standards Board of the American Institute of Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of any report required herein or as of the date of an application of such principles as required herein.

“Initial Advance” shall have the meaning set forth in Section 2.2 hereof.

“Loan” shall mean the credit facility described in Section 2.1 hereof.

“Loan Documents” shall mean this Agreement, the Note, the Security Agreement, the Unconditional Guaranty Agreement, the UCC-1 Financing Statements, and all other documents, agreements, instruments or certificates delivered to the Lender in connection with the Loan (whether at, prior to or after the Closing Date).

“Maturity Date” shall mean June 6, 2009.

“Note” shall mean the instrument of even date herewith from the Borrower evidencing the indebtedness to the Lender created by the Loan in the amount of up to FIVE HUNDRED THOUSAND DOLLARS ($500,000.00).

“Permitted Liens” shall have the meaning set forth in Security Agreement.

“Person” shall mean any corporation, business entity, natural person, firm, joint venture, partnership, trust, unincorporated organization, association, government, or any department or agency of any government.

“Security Agreement” shall have the meaning set forth in Section 3.1 hereof.

“Security Documents” shall have the meaning set forth in Section 3.3 hereof.

ARTICLE II

AMOUNT AND TERMS OF LOAN

Section 2.1 Revolving Line of Credit Loan

Subject to the terms and conditions set forth herein (including, the discretion of the Lender with regard to Future Advances), the Lender agrees to make available to the Borrower a revolving line of credit loan (the “Loan”) in an amount not to exceed the sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00). The Borrower will execute and deliver to the Lender the Note bearing interest at TEN percent (10%) per annum calculated on the basis of the actual number of days in the year for the actual number of days in the applicable period. The entire unpaid principal balance then outstanding plus accrued and unpaid interest, if any, shall mature and be due and payable on the Maturity Date, at which time the Loan shall be reviewed by the Lender and renewed, modified or terminated in the Lender's sole and absolute discretion.

Subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow at any time while the Note is outstanding, but at no time shall the aggregate principal amount outstanding be greater than FIVE HUNDRED THOUSAND DOLLARS ($500,000.00). Furthermore, at no time will the Borrower reduce the principal balance under the Note to less than ONE THOUSAND DOLLARS ($1,000.00) unless the Borrower intends to pay the Note in full. All advances must be supported by a Certificate and Loan Advance Request in the form attached hereto as Exhibit “A.”

Section 2.2 Initial and Future Advances under the Loan

The Lender shall fund to the Borrower [One Hundred Thousand Dollars ($100,000)] on the Closing Date (the “Initial Advance”). All or part of the [Four Hundred Thousand Dollar ($400,000)] balance of the Loan may be drawn down from time to time during the term of this Agreement only upon Lender’s receipt of a Certificate and Loan Advance Request, and then solely in the discretion of the Lender. Any such amounts which Lender shall in its discretion elect to fund, shall be referred to herein as a “Future Advance”.

Section 2.3 Prepayment of Loan

The Note may be prepaid in whole or in part without penalty. Any voluntary or mandatory partial prepayment shall be applied first to any accrued and unpaid interest and the balance (if any) in reduction of the principal amount outstanding.

Section 2.4 Intent Not to Commit Usury

The Borrower does not intend or expect to pay, nor does the Lender intend or expect to charge, accept or collect, any interest under the Note, this Agreement or any other instrument executed in connection herewith greater than the maximum legal rate of interest which may be charged under applicable law. Should any event result in the computation or earning of interest in excess of such maximum legal rate, any and all such excess shall be refunded to the Borrower. Notwithstanding anything to the contrary contained in this Agreement, the Note, or any other instrument delivered in connection herewith, the amount of interest due under the terms of this Agreement, the Note or any other instrument shall in no event exceed the maximum amount of interest permitted to be charged by law.

Section 2.5 Use of Proceeds

The proceeds of the Loan will be disbursed to the Borrower to be used solely for working capital purposes.

ARTICLE III

SECURITY AND GUARANTY

Section 3.1 Security Interest

As security for the full and timely payment of the principal and interest under the Note, and for any and all other indebtedness or liability of the Borrower to the Lender pursuant to the Loan Documents, whether now existing or hereafter arising, the Borrower, together with the Guarantors, shall duly execute and deliver to the Lender a security agreement in the form attached hereto as Exhibit “B” (the “Security Agreement”) pursuant to which they will grant to Lender a security interest in the Collateral.

Section 3.2 Guarantees

The Guarantors shall duly execute and deliver to the Lender their absolute, unconditional, continuing and unlimited guarantee, in the form attached hereto as Exhibit “C”, whereby each Guarantor, jointly and severally, if more than one, guarantees the Borrower's obligations hereunder and under the Note, as well as any other liability of the Borrower to the Lender.

Section 3.3 Security Documents

The Borrower and the Guarantors, shall execute and deliver to the Lender, in form and substance satisfactory to the Lender and its Counsel, any and all additional security agreements, financing statements, guarantees and any other documents relating to any security as the Lender shall require from time to time (all herein referred to collectively as the “Security Documents”).

ARTICLE IV

BORROWER'S REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement, the Borrower and each Guarantor, as applicable, make the following representations and warranties which shall be deemed to be continuing representations and warranties so long as the Note or other indebtedness of the Borrower to the Lender remains unpaid:

Section 4.1 Organization, Good Standing and Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Guarantor is duly organized, validly existing and in good standing under the laws of its state of organization. The Borrower and each Guarantor is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

Section 4.2 Authorization. All corporate action on the part of the Borrower and Guarantors, their officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Note, the Security Agreement, the Guaranty and the performance of all obligations of the Borrower and Guarantors hereunder and thereunder have been taken on or prior to the date hereof.

Section 4.3 Public Reports. The Borrower is current in its filing obligations under the Securities Act of 1934, as amended (the “1934 Act”), including without limitation as to its filings of Annual Reports on Form 10-K (or 10-KSB, as applicable) and Quarterly Reports on Form 10-Q (or 10-QSB, as applicable) (collectively, the “Public Reports”). The Public Reports do not contain any untrue statement of a material fact or omit to state any fact necessary to make any statement therein not misleading. The financial statements included within the Public Reports for the fiscal year ended December 31, 2006, and for the fiscal year ended December 31, 2007 (the “Financial Statements”), have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present, in all material respects, the financial condition and operating results of the Borrower as of the dates, and for the periods, indicated therein.

Section 4.6 Compliance With Laws. Neither the Borrower nor any Guarantor has violated any law or any governmental regulation or requirement which violation has had or would reasonably be expected to have a material adverse effect on its business or prospects, and neither the Borrower nor any Guarantor has received written notice of any such violation.

Section 4.7 Violations. The consummation of the transactions contemplated by this Agreement and all other documents and instruments required to be delivered in connection herewith and therewith, including without limitation, the Security Agreement, the Guaranty and the Note, will not result in or constitute any of the following: (a) a violation of any provision of the certificate of incorporation, bylaws or other governing documents of the Borrower or any Guarantor; (b) a violation of any provisions of any applicable law or of any writ or decree of any court or governmental instrumentality; (c) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of a lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which the Borrower or any Guarantor is a party or by which the Borrower, any Guarantor or their property is bound; (d) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of the Borrower or any Guarantor; or (e) the creation or imposition of any lien, pledge, option, security agreement, equity, claim, charge, encumbrance or other restriction or limitation on the capital stock or on any of the properties or assets of the Borrower or any Guarantor.

Section 4.8 Consents; Waivers. No consent, waiver, approval or authority of any nature, or other formal action, by any person, firm or corporation, or any agency, bureau or department of any government or any subdivision thereof, not already obtained, is required in connection with the execution and delivery of this Agreement by the Borrower or any Guarantor or the consummation by the Borrower or any Guarantor of the transactions provided for herein and therein.

ARTICLE V

BORROWER'S AFFIRMATIVE COVENANTS

The Borrower, and each Guarantor, as applicable, covenants and agrees that until the Note, together with interest and all other indebtedness to the Lender under the terms of this Agreement, are paid in full, unless specifically waived by the Lender in writing:

Section 5.1 Corporate Existence and Qualification

The Borrower and each Guarantor shall do, or cause to be done, all things necessary to preserve, renew and keep in full force and effect their corporate existence.

Section 5.2 Financial Statements

The Borrower shall keep its books of account in accordance with GAAP and shall furnish to the Lender within ninety (90) days after the close of its fiscal year a balance sheet as of the close of such year, a profit and loss statement and statements of income, retained earnings and reconciliation of surplus for such year. Such statements shall be prepared by an independent certified public accountant acceptable to the Lender and in the form of a financial statement review. Such statements shall also be certified by the Chief Financial Officer of Borrower. Within forty-five (45) days after each second quarter, the Borrower shall furnish to the Lender a balance sheet, income statement and reconciliation of surplus for such six month period certified by the Chief Financial Officer of the Borrower. The Borrower and each Guarantor also, with reasonable promptness, shall furnish to the Lender copies of their respective tax returns and such other data as the Lender may request.

Section 5.3 Taxes and Claims

The Borrower and each Guarantor shall properly pay and discharge all taxes, assessments and governmental charges upon or against the Borrower, the Guarantor or their assets, including payroll taxes, prior to the date on which penalties attach thereto.

Section 5.4 Insurance

The Borrower and each Guarantor shall: (i) keep its properties adequately insured at all times with insurance carriers acceptable to the Lender against loss or damage by fire and other hazards; (ii) maintain adequate insurance at all times with responsible insurance carriers against liability on account of damaged persons and property and under all applicable worker's compensation laws; and (iii) maintain adequate insurance covering such other risks as the Lender may request.

Section 5.5 Books and Reserves

The Borrower and each Guarantor shall: (a) maintain at all times true and complete books, records and accounts in which true and correct entries shall be made of its transactions in accordance with GAAP consistently applied and consistent with those applied in the preparation of the financial statements referred to in Section 5.2; and (b) by means of appropriate quarterly entries reflected in its accounts and in all financial statements furnished pursuant to Section 5.2, proper liabilities and reserves for all taxes and proper reserves for depreciation, renewal and replacement, obsolescence and amortization of its properties and bad debts, all in accordance with GAAP consistently applied as above.

Section 5.6 Inspection by the Lender; Audits

The Borrower and each Guarantor shall allow any representative of the Lender to visit and inspect any of the properties of the Borrower and each Guarantor, to examine and audit the books of account and other records and files of the Borrower and each Guarantor, to make copies thereof and to discuss the affairs, business, finances and accounts of the Borrower and each Guarantor with their officers and employees, all at such reasonable times and as often as the Lender may request.

Section 5.7 Litigation

The Borrower and each Guarantor will promptly notify the Lender upon the commencement of any action, suit, claim, counterclaim or proceeding against or investigation of the Borrower or such Guarantor where the damage claim is in excess of $25,000 or where the litigation may materially adversely affect the Borrower's or such Guarantor’s business.

Section 5.8 Assessments

The Borrower and each Guarantor shall promptly notify the Lender in writing of any material assessment by any taxing authority for unpaid taxes as soon as the Borrower or such Guarantor has knowledge thereof and shall supply the Lender with copies of all notices from the Internal Revenue Service or any other taxing authority.

Section 5.9 Change of Name, Principal Place of Business, Etc.

The Borrower and each Guarantor shall notify the Lender immediately of any change in the name of the Borrower or such Guarantor, the principal place of business of the Borrower or such Guarantor, the office where the books and records of the Borrower or such Guarantor are kept or any change in the registered agent of the Borrower or such Guarantor for the purpose or service of process.

ARTICLE VI

BORROWER'S NEGATIVE COVENANTS

The Borrower and each Guarantor, as applicable, covenants and agrees that from the date hereof and until payment in full of the principal of and interest on the Note, and all other indebtedness to the Lender under this Agreement, unless the Lender shall otherwise consent in writing, it will not, either directly or indirectly, do the following:

Section 6.1 Merger, Sale of Assets, Dissolution, Etc.

The Borrower and the Guarantors will not enter into any transaction of merger or consolidation, or transfer, sell, assign, lease or otherwise dispose of (other than sales of products and services in the ordinary course of business) all or a substantial part of its properties or assets without prior consent of the Lender.

Section 6.2 Change of Fiscal Year, Etc.

The Borrower and the Guarantors shall not change their fiscal year nor will the Borrower or any Guarantor amend in any respect its Certificate of Incorporation or Bylaws from those in existence on the date of this Agreement or change its accounting methods or practices, its depreciation or amortization policy or rates, except as required to comply with law or with Generally Accepted Accounting Principles.

ARTICLE VII

DEFAULTS AND REMEDIES

Section 7.1 Defaults

The occurrence of any one or more of the following events shall constitute an “Event of Default” by Borrower hereunder:

(a) the failure of the Borrower to pay when due any of the Obligations under the Note;

(b) the failure of the Borrower or any Guarantor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such party under this Agreement or any of the Loan Documents, after notice thereof and a fifteen day opportunity to cure (without such cure);

(c) the making or furnishing by the Borrower or any Guarantor to Lender of any representation or warranty within this Agreement or the other Loan Documents or in connection with any Certificate relating to a Future Advance, which is untrue or misleading in any material respect, after notice thereof and a fifteen day opportunity to cure such misstatement (without such cure);

(d) the creation (whether voluntary or involuntary) of, or any attempt by the Borrower or any Guarantor to create, any lien or other encumbrance upon any of the Collateral, other than the Permitted Liens, or the making or any attempt to make any levy, seizure or attachment thereof;

(e) the commencement of any proceedings in bankruptcy by or against the Borrower or any Guarantor or for the liquidation or reorganization of the Borrower or any Guarantor, or alleging that such Borrower or Guarantor is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of the Borrower's or any Guarantor’s debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving the Borrower or any Guarantor; provided, however, that if such commencement of proceedings against the Borrower or any Guarantor is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings;

(f) the appointment of a receiver or trustee for the Borrower or any Guarantor, for any of the Collateral or for any substantial part of the Borrower's or any Guarantor’s assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of the Borrower or any Guarantor which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against the Borrower or any Guarantor is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings; and

(g) the entry of any judgment or order against the Borrower or any Guarantor which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution;

Section 7.2 Action for Enforcement

Upon the occurrence of an Event of Default, the Lender may proceed to protect and enforce its rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein, in the Note, or in any document or instrument delivered in connection with or pursuant to this Agreement, or to enforce the payment of the Note or any other legal or equitable right or remedy.

Section 7.3 Suit Against the Guarantors

Upon the occurrence of an Event of Default, the Lender may proceed directly against any Guarantor with or without exercising its rights against the Borrower and obtain judgment against such Guarantor. The liability of any Guarantor shall be joint and several, if more than one Guarantor.

Section 7.4 Rights and Remedies Cumulative

No right or remedy herein conferred upon the Lender is intended to be exclusive of any other right or remedy contained herein, in the Note, Security Documents or in any instrument or document delivered in connection with or pursuant to this Agreement, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute or otherwise. In the event of any conflict among the Loan Documents as to the notice required before resort to any remedy, the shortest notice provision shall control all others with respect to the remedy in question (for purposes of this Section only, “without notice” shall be deemed a notice provision).

Section 7.5 Rights and Remedies Not Waived

No course of dealing between the Lender and any party hereto, or any failure or delay on the part of the Lender in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of the Lender and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

ARTICLE VIII

FEES AND PAYMENTS

Section 8.1 Costs, Taxes and Attorneys' Fees

Whether or not the closing is effectuated and the transactions contemplated hereby shall be consummated, the Borrower and the Guarantors agree: (a) to pay all out-of-pocket costs, expenses, disbursements and fees incurred by the Lender in connection with the preparation, execution and delivery of any amendment, supplement or modification to, any of the Loan Documents and any other documents prepared in connection herewith, (b) to pay or reimburse the Lender for all its out-of-pocket (i.e., non-overhead) costs and expenses incurred in connection with the administration, audit and/or enforcement or preservation of any rights under the Loan Documents and any such other documents; and (c) to indemnify and hold the Lender harmless from any and all recording and filing fees (including all intangible and documentary stamp taxes) and any and all liabilities with respect to, or resulting from, any delay in paying stamp, excise, documentary and other similar taxes, if any, which may be payable or determined to be payable in connection with the origination, administration, audit, execution and delivery of, or consummation of, any of the transactions contemplated by, or any amendment, supplement or modification to, or any waiver or consent under or in respect of, the Loan Documents and any such other document. The agreements contained in this Section shall survive repayment of the Note and all other amounts payable hereunder or under the other Loan Documents. Furthermore, the Borrower and the Guarantors shall be liable for post-closing collection expenses, including, but not limited to, expenses related to the repossession, storage or sale of the Collateral and to the collection of obligations of the Borrower hereunder, including reasonable attorneys' fees, including appellate proceedings, post-judgment proceedings and bankruptcy proceedings.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices

All notices, requests, consents and other communications hereunder to any party, shall be deemed to be sufficient if in writing and contained (i) delivered in person, (ii) delivered and received by facsimile or telecopier, if a confirmatory mailing in accordance herewith is also made, (iii) duly sent by first class, registered or certified mail return receipt requested and postage prepaid or (iv) duly sent by overnight delivery service, addressed to such party at the address set forth below (or at such other addresses as shall be specified by like notice):

To the Borrower:	theglobe.com, inc.
and Guarantors	110 E. Broward Boulevard, Suite 1400
Fort Lauderdale, FL 33301
Attn: Edward A. Cespedes

with a copy to:	Donald “Rocky” E. Thompson, II, Esq.
Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
200 E. Las Olas Boulevard, Suite 2100
Fort Lauderdale, FL 33301

To the Lender:	Dancing Bear Investments, Inc.
110 E. Broward Boulevard, Suite 1400
Fort Lauderdale, FL 33301
Attn: Michael S. Egan

with a copy to:	William J. Gross, Esq.
Tripp Scott, P.A.
110 S.E. 6th Street
Fort Lauderdale, FL 33301

All such notices and communications shall be deemed to have been received when personally delivered or mailed to the foregoing persons at the addresses set forth above; provided, however, that the time period in which a response to any such notice must be given shall commence on the date of receipt thereof; provided, further, that rejection or other refusal to accept or inability to deliver because of changed address for which no notice has been received shall also constitute receipt.

Section 9.2 Further Assurances

At any time and from time to time, upon the Lender's request and at the expense of the Borrower, the Borrower and each Guarantor will promptly (and in no event within more than 10 days) execute and deliver any and all further instruments and documents and take such further action as the Lender may deem reasonable to effect the purposes of this Agreement and/or any of the other Loan Documents.

Section 9.3 Survival of Representations and Warranties

All representations and warranties made hereunder, in the other Loan Documents or in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement, the Note, and the other Loan Documents.

Section 9.4 Attorneys' Fees

Any and all references to the payment of attorneys' fees and disbursements herein or in any of the other Loan Documents shall include those incurred before, during and after litigation, whether in negotiating, drafting, closing, attempting collection without litigation, investigating and litigating in all trial and appellate levels, as well as those incurred in any bankruptcy proceedings and post-judgment proceedings. Attorneys' fees includes fees of paraprofessionals such as paralegals and investigators, administrative costs and all other charges whatsoever billed by Counsel to the Lender.

Section 9.5 Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.6 Conflict

If the terms and provisions of any of the other Loan Documents should conflict with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement shall be interpreted as being paramount, superior and controlling.

Section 9.7 Jurisdiction and Venue

Each of the parties irrevocably and unconditionally: (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement may, and to the extent permitted by the courts of the State of Florida shall be brought in the courts of record of the State of Florida in Broward County or the District Court of the United States, Southern District of Florida; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such court; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in the State of Florida.

Section 9.8 Amendments

The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

Section 9.9 Waivers

The Borrower and the Guarantors waive presentment, demand, protest, notice of default, nonpayment, partial payments and all other notices and formalities relating to this Agreement other than notices specifically required hereunder. The Borrower and the Guarantors consent to and waive notice of the granting of indulgences or extensions of time of payment, the taking or releasing of security, the addition or release of persons primarily or secondarily liable on or with respect to liabilities of the Borrower or any Guarantor to the Lender, all in such manner and at such time or times as the Lender may deem advisable. No act or omission of the Lender shall in any way impair or affect any of the indebtedness or liabilities of the Borrower or any Guarantor to the Lender or rights of the Lender in any security. No delay by the Lender to exercise any right, power or remedy hereunder or under any Security Documents, and no indulgence given to the Borrower or any Guarantor in case of any default, shall impair any such right, power or remedy or be construed as having created a course of dealing or performance contrary to the specific provisions of this Agreement or as a waiver of any default by the Borrower or any Guarantor or any acquiescence therein or as a violation of any of the terms or provisions of this Agreement.

Section 9.10 Governing Law; Benefit

This Agreement and all rights hereunder shall be governed by the laws of the State of Florida and of the United States.

Section 9.11 WAIVER OF JURY TRIAL

THE PARTIES HERETO DO HEREBY MUTUALLY AND WILLINGLY WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY AND ALL CLAIMS MADE AMONG THEM WHETHER NOW EXISTING OR ARISING IN THE FUTURE, INCLUDING WITHOUT LIMITATION, ANY AND ALL CLAIMS, DEFENSES, COUNTERCLAIMS, CROSSCLAIMS, THIRD PARTY CLAIMS AND INTERVENOR'S CLAIMS WHETHER ARISING FROM OR RELATED TO THE NEGOTIATION, EXECUTION AND PERFORMANCE OF THE TRANSACTION TO WHICH THIS LOAN AGREEMENT RELATES.

[SIGNATURES ARE ON THE FOLLOWING PAGES]

LENDER:

DANCING BEAR INVESTMENTS, INC.

By:	/s/ Michael S. Egan
Michael S. Egan, President

BORROWER:

theglobe.com, inc.

By:	/s/ Edward A. Cespedes
Edward A. Cespedes, President

GUARANTORS:

Chips & Bits, Inc.

By:	/s/ Edward A. Cespedes
Edward A. Cespedes, President

Strategy Plus, Inc.

By:	/s/ Edward A. Cespedes
Edward A. Cespedes, President

tglo.com, inc.

By:	/s/ Edward A. Cespedes
Edward A. Cespedes, President

Tralliance Partners International, Corp.

By:	/s/ Edward A. Cespedes
Edward A. Cespedes, President

Tralliance Corporation

By:	/s/ Edward A. Cespedes
Edward A. Cespedes, President

Direct Partner Telecom, Inc.

By:	/s/ Edward A. Cespedes
Edward A. Cespedes, President

EXHIBIT “A”

CERTIFICATE AND LOAN ADVANCE REQUEST

DATE: ____________, 2008

Dear Sir:

Pursuant to Section 2.1 of the Revolving Loan Agreement between Dancing Bear Investments, Inc. (the “Lender”) and theglobe.com, inc. (the “Borrower”), dated June 6, 2008, the undersigned, being the President of the Borrower, applies for an advance of $ ____________ to be credited to the account of theglobe.com, inc. and certifies that:

1.	No Event of Default as defined in the Loan Agreement

2.	The advance applied for hereunder plus the present principal balance of the Loan does not exceed $500,000.

theglobe.com, inc.

By: ________________________

WORKSHEET

Maximum Principal Balance	$ ____________
Less: Outstanding Principal Balance	(____________)

Gross Available Loan Advance	$ ____________

Total Principal Outstanding
After this Advance	$ ____________

EXHIBIT “B”

SECURITY AGREEMENT

EXHIBIT “C”

UNCONDITIONAL GUARANTY AGREEMENT